Exhibit 99.2

Investor Update - January 27, 2022

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes expected operational and financial information, including operating cost per available seat mile, excluding fuel and other items (CASMex) and cash flow from operations. Our disclosure of CASMex, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, the Company's Quarterly Report on Form 10-Q for the year ended September 30, 2021, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
This investor update provides information about recent developments and performance trends for Alaska Air Group (Air Group) and subsidiaries Alaska Airlines (Alaska) and Horizon Air (Horizon).
Q1 OUTLOOK
The following reflects our Q1 2022 operational and financial performance expectations. In late December and early January, the omicron variant drove a significant increase in employee absences, which had an acute impact on our ability to fully operate the airline. As a result, we proactively reduced our Q1 scheduled flying. The operation has since been stabilized. Close-in demand also weakened amidst the omicron surge, specifically impacting January and February bookings. We have recently seen demand start to recover, with bookings strengthening for Presidents Day and beyond.
Our Q1 CASMex expectation reflects a 7-point headwind attributable to the schedule cuts. An additional 2.5 points of cost pressure is associated with our Airbus lease return costs, which reflect one-time costs concentrated primarily in 2022 and 2023, and a 1-point headwind associated with the costs required to position the Company for growth beyond the first quarter.

Q1 Expectation(a)
Capacity (ASMs) % change versus 2019(a)	Down 10% to 13%
Revenue passengers % change versus 2019(a)	Down 19% to 21%
Passenger load factor	71% to 74%
Total revenue % change versus 2019(a)	Down 14% to 17%
Cost per ASM excluding fuel and special items % change versus 2019(a)	Up 15% to 18%
Economic fuel cost per gallon	$2.45 to $2.50
Non-operating expense	$8 million to $10 million
Adjusted tax rate	24% to 25%
(a) Due to the unusual nature of 2020 and 2021, all 2022 comparisons are versus the first quarter of 2019.